EXHIBIT 16.1

September 3, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

     We have read Item 4.01 of Form 8-K dated September 3, 2004, of Delphax Technologies Inc. and are in agreement with the statements contained in Section (a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP